Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER (Ticker: SPXI7EV2) Underlying: November 21, 2025 Pricing date: Semi - annually, beginning after approximately one year Valuation dates: November 22, 2032 Final valuation date: November 26, 2032 Maturity date: If, on any valuation date prior to the final valuation date, the closing value of the underlying is greater than or equal to the initial underlying value, the notes will be automatically redeemed for $1,000 plus the premium applicable to that valuation date. Automatic early redemption: 17331BYH6 / US17331BYH67 CUSIP / ISIN: The closing value of the underlying on the pricing date Initial underlying value: The closing value of the underlying on the final valuation date Final underlying value: At least 4.60% of the stated principal amount per annum* Premium: • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value is less than the initial underlying value: $1,000 All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity (if not autocalled prior to maturity): $1,000 per note Stated principal amount: Preliminary Pricing Supplement dated November 4, 2025 Pricing supplement: *The actual premium applicable to each valuation date will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 7 Year Autocallable Market - Linked Notes Linked to SPXI7EV2 Hypothetical Payment at Maturity** ** Assumes the notes have not been automatically redeemed prior to maturity and that the premium applicable to the final valuation date will be set at the lowest value indicated in this offering summary.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may not receive any return on your investment in the notes . • The notes are riskier than notes with a shorter term. • The notes do not pay interest. • Your potential return on the notes is limited to the applicable premium payable upon automatic early redemption or at maturit y. • The notes may be automatically redeemed prior to maturity, limiting the term of the notes. • Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss o n y our investment in real value terms . • The performance of the notes will depend on the closing values of the underlying solely on the valuation dates, which makes t he notes particularly sensitive to volatility in the closing values of the underlying on or near the valuation dates. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Ma rke ts Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any thi ng owed to you under the notes. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • Sale of the notes prior to maturity may result in a loss of principal. • The estimated value of the notes on the pricing date is less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. • The underlying is likely to underperform the S&P 500® Index over any period in which the S&P 500® Index appreciates. • The underlying may perform poorly if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines. • The underlying may experience significantly greater volatility than its volatility target. • The underlying’s intraday trend - following mechanism may not be effective. • The underlying’s overnight mean - reversion mechanism may not be effective. • The underlying may perform poorly in temporary market downturns. • The underlying may be adversely affected by a “decay” effect. • The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost. • The performance of the underlying will be reduced by notional costs and by a decrement of 2% per annum. • The decrement of 2% per annum may reduce the annual return of the Index by more (and possibly significantly more) than 2%. • The negative impact of notional costs on the annual return of the Index may be greater than the absolute amount by which noti ona l costs reduce the level of the Index. • The manner in which the underlying measures underlying volatility may not be effective. • The underlying has limited actual performance information. • An affiliate of ours participated in the development of the underlying. The above summary of selected risks does not describe all of the risks associated with an investment in the notes. You should re ad the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the notes. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, index supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, index supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the notes. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.